Exhibit 99.1

NEWS RELEASE RARE ELEMENT RESOURCES LTD NYSE MKT: REE TSX: RES May 7, 2014 Ref: 7 -2014

Rare Element Resources Reports First Quarter Results

EIS moves forward with completion of public scoping

May 7, 2014 - Lakewood, Colorado - Rare Element Resources Ltd. (NYSE MKT: REE and TSX: RES) (the “Company”), a mineral resources company advancing development of the Bear Lodge Critical Rare Earth Project (the “Project”), reported today that it has filed its unaudited consolidated financial statements on Form 10-Q for the three months ended March 31, 2014 on www.sec.gov and www.sedar.com.

“The Company continues to garner attention from those within the industry for the quality of our deposit and the progress we are making toward development,” said Randall J. Scott, President and Chief Executive Officer.   “During the quarter, we completed additional test work on our proprietary technology and further refined the process, resulting in a reduction in the associated capital and operating costs.  We used the product produced by this testing to provide samples and advance conversations with potential offtake partners. We initiated a study on the benefits of doing additional downstream separation, either independently or in a joint venture.  And we continued to gather data critical for inclusion in the revised economics on the Project, expected to be available around mid-year.  Equally important, the U.S. Forest Service held community scoping meetings in the month of April and gathered comments from interested parties that they will consider as they draft the Environmental Impact Statement (“EIS”) for the Project.  We believe that this progress, pending timely permitting and financing, should allow us to be the next rare earth mine in production in North America.”

Financial Results (Please note that financial results published by the Company are all stated in U.S. Dollars.)

For accounting purposes, the Company is classified as an exploration stage company and, as such, does not have production-related revenues at this time. The net loss for the quarter ended March 31, 2014, totaled $4.4 million, or $0.09 per share, compared to a net loss of $4.4 million, or $0.10 per share, for the same period in 2013.  The key drivers behind the flat year-over-year results were primarily:

•

Lower corporate administrative cost of $0.3 million, primarily due to lower stock-based compensation expense, and

•

A favorable variance in currency translation of $0.5 million,

•

Offset by higher exploration and evaluation spending of $0.9 million, as the Company advanced the updated pre-feasibility study and continued pilot plant testing of the process recovery technology.

Cash Balance

As of March 31, 2014, the Company had cash and cash equivalents of $19.8 million, compared with $23.9 million at December 31, 2013.  The net cash used of $4.1 million during the quarter was spent primarily on additional pilot plant testing, work to support development of the updated pre-feasibility study and general corporate expenses. Cash and cash equivalents at March 31, 2014 are believed to be sufficient to conduct our current exploration and development plans through the end of 2014.

During the remainder of the year, we expect to:

•

Deliver an update to the pre-feasibility study around mid-year,

•

Initiate work on a definitive feasibility study in the second half of the year,

•

Support efforts by the U.S. Forest Service and the third party contractor for development of the draft EIS on the Project and apply for other permits and licenses as appropriate,

•

Continue our initial analysis of the merits of further downstream separation, including identifying potential technology partners, and

•

Advance conversations with potential offtake partners based on the quality of our 97+% pure, near thorium free, total rare earth concentrate.

“With our robust Measured and Indicated [mineral] resource, our focus now is on determining how to generate the best economic return for our shareholders,” said Paul H. Zink, Senior Vice President and Chief Financial Officer.  “The updated pre-feasibility study will incorporate the many technological and mining refinements we have identified over the last 18 months, as well as reflect current rare earth market conditions.  As we continue to monitor the many moving parts of the rare earth industry, we believe that the elemental distribution of our Project provides us a distinct advantage in the marketplace.”

The unaudited quarterly financial statements are available through the Canadian securities regulatory authorities at www.sedar.com, and with the U.S. Securities and Exchange Commission at www.sec.gov. They are also available on the Company’s website at www.rareelementresources.com.

Rare Element Resources Ltd. is a publicly traded mineral resource company focused on exploration and development of rare-earth element deposits, specifically those with significant distribution of critical rare earths.  The Company is advancing development of the Bear Lodge Project, located in northeast Wyoming.  Bear Lodge is a significant mineralized district containing many of the less common, more valuable critical rare earths that are essential for electronics, fiber optics, laser systems for health and defense, as well as many evolving green technologies, like hybrid cars, solar panels and wind turbines. Permitting and feasibility work on the Project is currently underway.

For additional information, please visit the Company’s website at www.rareelementresources.com or contact Robbin Lee at 720-278-2462 or rlee@rareelementresources.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada. Except for statements of historical fact, certain information contained herein constitutes forward-looking statements. Forward-looking statements are usually identified by our use of certain terminology, including "will," "believes," "may," "expects," "should," "seeks," "anticipates," "plans," "has potential to," or "intends" or by discussions of strategy or intentions. Such forward looking statements include statements regarding the timing and expected results of a revised economic study, processing test work and expected results, drilling program anticipated results, permitting process and progress and project development plans for the future. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results or achievements to be materially different from any future results or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the progress of our Bear Lodge Project; fluctuations in demand for, and price of, rare earth products; success of process technology under testing; results from geological evaluations and programs; timing of and unexpected events at the Bear Lodge property; delay or failure to receive government approvals and permits; changes in U.S. and Canadian securities markets; and general economic conditions. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Annual Report on Form 10-K for the twelve months ended December 31, 2013. We expect that the above estimates as to development plans, technology and other processes, time frames and financial needs will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management's estimate as of any date other than the date of this press release.